Exhibit 10.42

[FORM OF DIRECTOR APPOINTMENT LETTER]

[DATE]

[NAME]
[ADDRESS]

      Re:   Appointment as Director, Ener1, Inc.

Dear ________:

        On behalf of the Ener1, Inc. Board of Directors, we are pleased to offer you the position of Director of Ener1, Inc. Your term would start immediately upon our receipt of your faxed acceptance of the appointment and confirmation of your appointment by our board of directors, and continue until the next regularly scheduled election of directors. Your compensation for your services to Ener1, Inc. as a director (including your participation on the Audit Committee, of which you would be a member) would be as follows:

1.	$40,000, payable $10,000 quarterly, in cash compensation.
2.	Travel expenses to attend Ener1 board meetings, if attendance is required.
3.	________ options to purchase shares of Ener1, Inc. Common Stock, $0.01 par value, at an exercise price of $0.70 per share, vesting 33 1/3 % on each of the first three anniversaries of the date of the option grant (see Exhibit A hereto).
4.	________ options for each additional year of service as Director (such options to be granted beginning at the end of calendar _________[the year following the year of appointment]), exercise price to be fair market value of Ener1, Inc.‘s Common Stock at the time of such grant, vesting terms to be the same as the options in Item 2 above.

        As a director of Ener1, Inc., you would be expected to abide by the terms of the Ener1, Inc. Code of Ethics and its Insider Trading Policy (copies attached). In addition, please fill out and return the attached Directors’ and Officers’ Questionnaire to Ronald Stewart, Ener1, Inc.‘s General Counsel.

        Ludovico, we are confident of the value you can bring to our board and our company, and we look forward to working with you as our new board member. If you have any questions regarding your appointment, don’t hesitate to call me. Otherwise, please countersign a copy of this letter and return a fax version to us at 954-776-3359, sending the original in the enclosed FEDEX envelope.

        Welcome to the Ener1, Inc. Board of Directors!

Yours very truly, Ronald N. Stewart Executive Vice President, General Counsel and Secretary By the instruction of Kevin P. Fitzgerald Chairman and Chief Executive Officer

Attachments

Accepted:

_____________________
(Name)                      (Date)